February 11, 2009

DWS Value Series, Inc.

DWS Large Cap Value Fund

345 Park Avenue

New York, New York 10154

Ladies and Gentlemen:

We are acting as counsel to the DWS Value Series, Inc., a Maryland corporation (the “Registrant”), in connection with the Registrant’s filing of Pre-Effective Amendment No. 1 to the Registration Statement on Form N-14 (File No. 333-156344) (the “Registration Statement”) with the Securities and Exchange Commission (the “SEC”), registering in aggregate any or all of those one billion two hundred million (1,200,000,000) authorized Class A, Class B, Class C, Class S and Institutional Class shares of Common Stock, $.01 par value (the “Shares”), four hundred twenty million (420,000,000) of which have been designated as Class A Shares, three hundred twenty million (320,000,000) of which have been designated as Class B Shares, eighty million (80,000,000) of which have been designated as Class C Shares, three hundred million (300,000,000) of which have been designated as Class S Shares and eighty million (80,000,000) of which have been designated as Institutional Class Shares of DWS Large Cap Value Fund, a series of the Registrant (the “Acquiring Fund”), pursuant to the proposed reorganization of DWS Equity Income Fund (the “Acquired Fund”), a series of DWS Value Equity Trust (the “Acquired Trust”), a Massachusetts business trust, as described in the Registration Statement and pursuant to the form of Agreement and Plan of Reorganization by and among the Registrant on behalf of the Acquiring Fund, the Acquired Trust on behalf of the Acquired Fund and Deutsche Investment Management Americas Inc. (for purposes of Section 10.2 only) included in the Registration Statement (the “Agreement”).

You have requested our opinion as to the matters set forth below in connection with the filing of the Registration Statement. In connection with rendering that opinion, we have examined the Registration Statement, the Articles of Amendment and Restatement of the Registrant, as amended (the “Articles”), the Amended and Restated Bylaws of the Registrant, as amended, the actions of the Registrant’s Board of Directors that authorize the approval of the foregoing documents, securities matters and the issuance of the Shares, and such other documents as we, in our professional opinion, have deemed necessary or appropriate as a basis for the opinion set forth below. In examining the documents referred to above, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of documents purporting to be originals and the conformity to originals of all documents submitted to us as copies. As to

DWS Value Series, Inc.

DWS Large Cap Value Fund

February 11, 2009

questions of fact material to our opinion, we have relied (without investigation or independent confirmation) upon the representations contained in the above-described documents and on certificates and other communications from public officials and officers and Directors of the Registrant.

Our opinion, as set forth herein, is based on the facts in existence and the laws in effect on the date hereof and is limited to the federal securities laws of the United States of America and the laws (other than the conflict of law rules) of the State of Maryland that in our experience are normally directly applicable to the issuance of shares of registered investment companies organized as corporations under the laws of that state. We express no opinion with respect to any other laws.

Based upon and subject to the foregoing and the qualifications set forth below, and assuming that the total number of Shares of each class of the Acquiring Fund, which are issued and outstanding after the transfer of such shares to the Acquired Fund as provided in the Agreement, does not exceed the total number of Shares authorized for such class, we are of the opinion that (a) the Shares to be issued pursuant to the Registration Statement and the Agreement have been duly authorized for issuance; and (b) when issued upon the terms and for the consideration provided in the Registration Statement and the Agreement, subject to compliance with the Securities Act of 1933, as amended (the “1933 Act”), the Investment Company Act of 1940, as amended, and applicable state laws regulating the offer and sale of securities, the Shares will be validly issued, fully paid and non-assessable.

This opinion is rendered solely for your use in connection with the filing of the Registration Statement. We hereby consent to the filing of this opinion with the SEC in connection with the Registration Statement. In giving our consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the SEC thereunder. This opinion is given to you as of the date hereof and we assume no obligation to advise you of any changes which may hereafter be brought to our attention. The opinions expressed herein are matters of professional judgment and are not a guarantee of result.

Very truly yours,

/s/ VEDDER PRICE P.C.

VEDDER PRICE P.C.

RJM/KJF